Name of Registrant:
Franklin New York Tax-Free Income Fund

File No. 811-03479

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin New York Tax-Free Income
Fund (the "Trust"), on behalf of Franklin New York Tax-Free Income Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway,
San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure
whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.


The results of the voting at the Special Shareholder
Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	259,901,826            	95.82%
60.89%	11,325,126	4.18%	2.65%
Terrence J. Checki	260,521,455            	96.05%
61.03%	10,705,498	3.95%	2.51%
Mary C. Choksi	260,766,045            	96.14%	61.09%
10,460,908	3.86%	2.45%
Edith E. Holiday	260,595,751            	96.08%
61.05%	10,631,202	3.92%	2.49%
Gregory E. Johnson	260,791,179            	96.15%
61.10%	10,435,774	3.85%	2.44%
Rupert H. Johnson, Jr.	260,505,281	96.05%	61.03%
10,721,671	3.95%	2.51%
J. Michael Luttig	260,724,412            	96.13%
61.08%	10,502,541	3.87%	2.46%
Larry D. Thompson	260,569,548            	96.07%
61.05%	10,657,404	3.93%	2.50%
John B. Wilson	260,728,743            	96.13%	61.08%
10,498,209	3.87%	2.46%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
172,600,138	63.64%	40.44%	21,599,827	7.96%
13,494,046	4.98%	63,532,937	23.42%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
173,924,186	64.12%	40.75%	16,533,976	6.10%
17,235,854	6.35%	63,532,937	23.42%	Y